 Exhibit (h)(1)(ii)

AMENDMENT TO PROTECTIVE LIFE INSURANCE COMPANY PARTICIPATION AGREEMENT

Protective Life Insurance Company, (on behalf of itself and each segregated asset account of the Company set forth in Schedule B, as may be amended from time to time (the “Separate Accounts”)), Investment Distributors, Inc., AllianceBernstein L.P., and AllianceBernstein Investments, Inc., hereby amend the Participation Agreement (“Agreement”) dated December 16th, 2020, as amended, by doing the following:

1.
Schedule B. Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

2.
Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

3.
This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 1st day of January, 2023.

PROTECTIVE LIFE INSURANCE COMPANY

By:    /s/ Steve Cramer
Name: Steve Cramer

Title: Chief Product Officer – Retirement Division

INVESTMENT DISTRIBUTORS, INC.

By:    /s/ James C Wagner
Name:    James C Wagner
Title:   SVP, Chief Distribution Officer

ALLIANCEBERNSTEIN, L.P.

By:    /s/ Stephen S. Laffey
Name: Steven S. Laffey

Title:    Vice President

ALLIANCEBERNSTEIN INVESTMENTS, INC.

By:    /s/ Stephen S. Laffey
Name:  Stephen S. Laffey
Title:  Assistant Vice President

SCHEDULE B
Separate Accounts of the Insurer

Protective COLI PPVUL Separate Account Protective COLI VUL Separate Account
Protective Variable Annuity Separate Account (12/23/1993) PLICO Variable Annuity Account S
Protective BOLI PPVUL Separate Accoun